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                                                                    EXHIBIT 10.7


                              AMENDED AND RESTATED
                    EMPLOYMENT AND NON-COMPETITION AGREEMENT


         This Employment and Non-Competition Agreement (the "Agreement"), made and entered into as of June 1, 1999, is by and among Friede Goldman International Inc., a Mississippi corporation (the "Company"), and Ronald W. Schnoor ("Employee").

         WHEREAS, the Friede Goldman Offshore, Inc., a Mississippi corporation, and the Employee entered into an Employment and Non-Competition Agreement, effective as of January 1, 1997, as amended (the "Original Agreement");

         WHEREAS, pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 1, 1999, among Magellan, a Delaware corporation, and Columbus, a Mississippi corporation and the parent of the Company, the parties thereto have agreed to a merger (the "Merger") pursuant to the terms thereof;

         WHEREAS, the Company desires to secure the continued employment of the Employee in accordance herewith and the Employee is willing to commit himself to be employed by the Company on the terms and conditions herein set forth and thus to forego opportunities elsewhere; and

         WHEREAS, the parties desire to amend and restate the Original Agreement and enter into this Agreement, as of the Effective Date (as defined below), setting forth the terms and conditions for the employment relationship of the Employee with the Company during the Term (as defined below) of this Agreement;

         THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

         1. Employment and Duties.

         (a) The Company hereby employs Employee as its Executive Vice President--Shipyard Operations. As such, Employee shall have responsibilities, duties and authority commensurate with such position and as may be assigned to him by the Company from time to time during the term of this Agreement. Employee hereby accepts this employment upon the terms and conditions herein contained and agrees to devote his time, attention and best efforts to promote and further the business of the Company.

         (b) Employee shall faithfully adhere to, execute and fulfill all policies established by the Company.

         (c) Employee shall not, during the term of his employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes with Employee's duties and responsibilities hereunder. However, the foregoing limitations shall



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not be construed as prohibiting Employee from making personal investments in such form or manner as will neither require his services in the operation or affairs of the enterprises in which such investments are made nor violate the terms of paragraph 3 hereof.

         2. Compensation. For all services rendered by Employee, the Company shall compensate Employee as follows:

         (a) Base Salary. Beginning on the date of this Agreement, the base salary payable to Employee shall be $256,000 per year, payable on a regular basis in accordance with the Company's standard payroll procedures. On at least an annual basis, the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board") will review Employee's performance and may recommend increases to such base salary if, in the Committee's discretion, any such increase is warranted.

         (b) Executive Perquisites, Benefits and Other Compensation. Employee shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below:

         (1) Reimbursement for all business travel and other out-of-pocket expenses (including those costs to maintain any professional certifications held or obtained by Employee) reasonably incurred by Employee in the performance of his services pursuant to this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement and in a format and manner consistent with the Company's expense reporting policy.

         (2) Each calendar year two (2) weeks of paid vacation or such greater amount as may be afforded officers and key employees at similar levels under the Company's policies in effect from time to time.

         (3) The Company shall provide Employee with such other executive perquisites as may be available to or deemed appropriate for Employee by the Board or the Committee.

         (4) Employee shall be eligible to participate in all Company-wide employee benefit programs as may be adopted from time to time by the Company, upon satisfying the regular eligibility requirements of such programs.

         3.    Non-Competition Agreement.

         (a) Employee recognizes that the Company's willingness to enter into this Agreement is based in material part on Employee's agreement to the provisions of this paragraph 3, and that Employee's breach of the provisions of this paragraph could materially damage the Company. Therefore, in consideration of the benefits to be received by Employee as an employee of the Company, Employee agrees that Employee shall not, for a period of one (1) year immediately


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following the termination of his employment with the Company and its affiliates, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

              (1) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business selling any products or services in direct competition with the Company or any of the Company's affiliates within 100 miles of where the Company or any of the Company's affiliates conducts business (the "Territory");

              (2) call upon any person who is a managerial employee of the Company (including its affiliates) for the purpose or with the intent of enticing such employee away from or out of the employ of the Company (including its affiliates); or

              (3) call upon any person or entity which is a customer of the Company (including its affiliates) within the Territory for the purpose of soliciting or selling products or services in direct competition with the Company within the Territory.

         (b) Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Employee agrees that the foregoing covenant may be enforced by the Company in the event of breach by him, by injunctions and restraining orders.

         (c) The covenants in this paragraph 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in this paragraph 3 are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.

         (d) Each of the covenants in this paragraph 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

         4. Term; Termination; Rights on Termination. Unless terminated sooner as herein provided, the term of this Agreement (the "Term") shall commence (the "Effective Date") as of the Effective Time of the Merger (as defined in the Merger Agreement) and continue until the third anniversary of the Effective Date; provided, however, commencing on the second anniversary of the Effective Date (and on each anniversary of the Effective Date thereafter) the Term shall automatically be extended for one year on the same terms and conditions contained herein unless not less than six months prior to any such anniversary of the Effective Date either party shall give written


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notice to the other party that the Term shall not be so extended.
Notwithstanding the foregoing, in the event that the Merger Agreement is terminated, this Agreement shall be deemed canceled and of no force or effect and the Employee shall continue to be subject to the Original Agreement. In addition to the foregoing, this Agreement and Employee's employment may be terminated in any one of the followings ways:

         (a) Death. The death of Employee shall immediately terminate this Agreement with no severance compensation due Employee's estate.

         (b) Disability. If, as a result of incapacity due to physical or mental illness or injury, Employee shall have been absent from his full-time duties hereunder for four (4) consecutive months, then thirty (30) days after receiving written notice (which notice may occur before or after the end of such four (4) month period, but which shall not be effective earlier than the last day of such four (4) month period), the Company may terminate Employee's employment hereunder provided Employee is unable to resume his full-time duties at the conclusion of such notice period. Also, Employee may terminate his employment hereunder if his health should become impaired to an extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health, provided that Employee shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that, at the Company's request made within thirty (30) days of the date of such written statement, Employee shall submit to an examination by a doctor selected by the Company who is reasonably acceptable to Employee or Employee's doctor and such doctor shall have concurred in the conclusion of Employee's doctor. In the event such doctors do not agree, they shall jointly select a third doctor whose opinion shall be controlling. In the event this Agreement is terminated as a result of Employee's disability, Employee shall receive from the Company, in a lump-sum payment due within ten (10) days of the effective date of termination, one year's base salary at the rate then in effect.

         (c) For Cause. The Company may terminate this Agreement ten (10) days after written notice to Employee for Cause, which shall be: (1) Employee's material and irreparable breach of this Agreement; (2) Employee's gross negligence in the performance or intentional nonperformance (continuing for ten
(10) days after receipt of written notice of need to cure) of any of Employee's material duties and responsibilities hereunder; (3) Employee's dishonesty, fraud or misconduct with respect to the business or affairs of the Company which materially and adversely affects the operations or reputation of the Company or is intended to personally benefit Employee (other than any de minimis personal use of Company property); (4) Employee's conviction of or plea of nolo contendere to a felony crime involving moral turpitude; or (5) chronic alcohol abuse or illegal drug abuse by Employee. In the event of a termination for Cause, Employee shall have no right to any severance compensation.

         (d) Without Cause or Good Reason. At any time the Company or Employee may, without Cause, terminate this Agreement and Employee's employment, effective thirty (30) days after written notice is provided to the other party. Should Employee be terminated by the Company without Cause, Employee shall receive from the Company, in a lump-sum payment due on the


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effective date of termination, one year's base salary at the rate then. If
Employee resigns or otherwise terminates his employment without Good Reason, Employee shall receive no severance compensation.

         (e) For Good Reason. Employee may terminate this Agreement for Good Reason thirty (30) days after written notice to the Company of such Good Reason event. A "Good Reason" event shall be a material breach by the Company of this Agreement that occurred during the thirty (30) day period preceding the date of such written notice to the Company and is not remedied by the Company during the thirty (30) day period following such written notice. If Employee terminates his employment for Good Reason, Employee shall receive from the Company, in a lump-sum payment due within ten (10) days of the effective date of such termination, one year's base salary at the rate then in effect.

         Upon termination of this Agreement for any reason, Employee shall be entitled to receive all compensation earned and all vested benefits and reimbursements due through the effective date of termination. Except to the extent expressly provided above, all other rights and obligations of the Company and Employee under this Agreement shall cease as of the effective date of termination, except that the Company's obligations under paragraph 8 herein and Employee's obligations under paragraphs 3, 6 and 7 herein shall survive such termination in accordance with their terms.

         If termination of Employee's employment arises out of the Company's failure to pay Employee on a timely basis the amounts to which he is entitled under this Agreement or as a result of any other breach of this Agreement by the Company, as determined by a court of competent jurisdiction or pursuant to the provisions of paragraph 14 below, the Company shall pay all amounts and damages to which Employee may be entitled as a result of such breach, including interest thereon and all reasonable legal fees and expenses and other costs incurred by Employee to enforce his rights hereunder. Further, none of the provisions of paragraph 3 shall apply in the event this Agreement is terminated as a result of a breach by the Company.

         5. Mitigation; Offset; Release. Employee shall not be required to mitigate the amount of any Company payment provided for in this Agreement by seeking other employment or otherwise. The amount of any payment required to be paid to Employee by the Company pursuant to this Agreement shall not be reduced by any amounts that are owed to the Company by Employee. However, notwithstanding anything in this Agreement to the contrary, Employee shall not be entitled to receive any severance payments pursuant to paragraph 4 of this Agreement unless Employee has executed (and not revoked) a general release of all claims Employee may have against the Company and its affiliates in a form of such release reasonably acceptable to the Company.

         6. Inventions. Employee shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Employee, solely or jointly with another, during the period of employment or within one
(1) year thereafter, and which are directly related to the business or activities of the Company or its affiliates and which Employee conceives as a result of his


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employment by the Company. Employee hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest therein.

         7. Confidentiality.

         (a) Employee acknowledges and agrees that all Confidential Information (as defined below) of the Company and its affiliates is confidential and a valuable, special, and unique asset of the Company that gives the Company an advantage over its actual and potential, current, and future competitors. Employee further acknowledges and agrees that Employee owes the Company a fiduciary duty to preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use; certain Confidential Information constitutes "trade secrets" under the laws of the state of Mississippi; and unauthorized disclosure or unauthorized use of the Company's Confidential Information would irreparably injure the Company.

         (b) Both during the term of Employee's employment and after the termination of Employee's employment for any reason (including wrongful termination), Employee shall hold all Confidential Information in strict confidence, and shall not use any Confidential Information except for the benefit of the Company, in accordance with the duties assigned to Employee. Employee shall not, at any time (either during or after the term of Employee's employment), disclose any Confidential Information to any person or entity (except other employees of the Company who have a need to know the information in connection with the performance of their employment duties), or copy, reproduce, modify, decompile, or reverse engineer any Confidential Information, or remove any Confidential Information from the Company's premises, without the prior written consent of the Board, or permit any other person to do so. Employee shall take reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored). This Agreement applies to all Confidential Information, whether now known or later to become known to Employee.

         (c) Upon the termination of Employee's employment with the Company for any reason, and upon request of the Company at any other time, Employee shall promptly surrender and deliver to the Company all documents and other written material of any nature containing or pertaining to any Confidential Information and all other manuals, memoranda, lists and other property delivered to or compiled by Employee by or on behalf of the Company or its affiliates or the representatives, vendors or customers thereof which pertain to the business of the Company or its affiliates and all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company or its affiliates which have been collected by Employee and shall not retain any such document or other material. Within five (5) days of any such request, Employee shall certify to the Company in writing that all such materials have been returned.


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         (d) As used in this Agreement, the term "Confidential Information"
shall mean any information or material known to or used by or for the Company or its affiliates (whether or not owned or developed by the Company or its affiliates and whether or not developed by Employee) that is not generally known to the public. Confidential information included, but is not limited to, the following: all trade secrets of the Company or its affiliates; all information that the Company or its affiliates has marked as confidential or has otherwise described to Employee (either in writing or orally) as confidential; all nonpublic information concerning the Company's or its affiliates products, services, prospective products or services, research, product designs, prices, discounts, costs, marketing plans, marketing techniques, market studies, test data, customers, customer lists and records, suppliers, and contracts; all Company business records and plans; all Company personnel files; all financial information of or concerning the Company or its affiliates; all information relating to operating system software, application software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights, and other intellectual property; all technical specifications; any proprietary information belonging to the Company or its affiliates; all computer hardware or software manual; all training or instruction manuals; all data and all computer system passwords and user codes.

         8. Indemnification. In the event Employee is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Company against Employee), by reason of the fact that he is or was performing services under this Agreement, then the Company shall indemnify Employee, to the fullest extent permitted by applicable law, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Employee in connection therewith. In the event that both Employee and the Company are made a party to the same third-party action, complaint, suit or proceeding, the Company agrees to engage competent legal representation, and Employee agrees to use the same representation, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Employee, Employee may engage separate counsel and the Company shall pay all attorneys' fees of such separate counsel. Further, while Employee is expected at all times to use his best efforts to faithfully discharge his duties under this Agreement, Employee cannot be held liable to the Company for errors or omissions made in good faith where Employee has not exhibited gross, willful and wanton negligence and misconduct or performed criminal and fraudulent acts which materially damage the business of the Company.

         9. No Prior Agreements. Employee hereby represents and warrants to the Company that the execution of this Agreement by Employee and his employment by the Company and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity. Further, Employee agrees to indemnify the Company for any claim, including, but not limited to, attorneys' fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company based upon or arising out of any noncompetition agreement, invention or secrecy agreement between Employee and such third party which was in existence as of the date of this Agreement.



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         10. Assignment; Binding Effect. Employee understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills. Employee agrees, therefore, he cannot assign all or any portion of his performance under this Agreement. The Company may assign this Agreement to any affiliate of the Company. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

         11. Complete Agreement. Except as expressly provided herein, this Agreement is not a promise of future employment. Employee has no oral understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Employee and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Employee, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

         12. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

         To the Company:   Friede Goldman International Inc.
                           525 East Capitol
                           7th Floor
                           Jackson, Mississippi  39201

         To Employee:      Ronald W. Schnoor
                           c/o Friede Goldman Offshore, Inc.
                           P.O. Box 7007
                           Pascagoula, Mississippi  39568-7007

         Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph 12.

         13. Severability Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.


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         14. Arbitration. Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before an arbitrator in Pascagoula, Mississippi, in accordance with the rules of the American Arbitration Association then in effect. The arbitrator shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrator shall have the authority to order back-pay, severance compensation, vesting of options (or cash compensation in lieu of vesting of options), reimbursement of costs, including those incurred to enforce this Agreement, and interest thereon in the event the arbitrator determines that Employee was terminated by the Company without disability, as defined in paragraph 4(b), or Cause or that the Company has otherwise materially breached this Agreement. A decision by the arbitrator shall be final and binding. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

         15. Governing Law. This Agreement shall in all respects be construed according to the laws of the State of Mississippi.

         16. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         17. Prior Employment Agreement. The Company and Employee have heretofore entered into an Employment Agreement dated effective as of January 1, 1997. Such agreement is hereby terminated in its entirety upon the execution of this Agreement by the Company and Employee.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective for all purposes as provided above.

                                           FRIEDE GOLDMAN INTERNATIONAL INC.


                                           By: /s/ J. L. Holloway
                                              ----------------------------------
                                              Name: J. L. Holloway
                                              Title: President


                                           EMPLOYEE


                                            /s/ Ronald W. Schnoor
                                           -------------------------------------
                                           Ronald W. Schnoor


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